Exhibit 1

JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Alamosa Holdings, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of the 16th day of March, 2005.

SPACE MGT, LTD.

By: SPTC, LLC, its general partner

By:	/s/ Scotty Hart

Scotty Hart
General Manager

SOUTH PLAINS TELEPHONE COOPERATIVE, INC.

By:	/s/ Scotty Hart

Scotty Hart
General Manager